BIDGIVE INTERNATIONAL, INC.
3229 Wentwood Drive, Suite 200
Dallas, Texas 75225
972-943-4185
info@bidgive.com

Ms. Terry Byer
674 Nobles
Sebastion, FL 32958

February 15, 2004

Re:         Joint Venture/Revenue Sharing Agreement--BidGive Florida

Dear Terry:

This letter agreement shall set forth the basic terms of our joint venture in connection with the launch and operation of our business in Florida. Both parties hereby agree to enter into a more comprehensive agreement once operations are fully commenced and we have a more complete understanding of the opportunity.

You have agreed to provide organizational, operational and financial support and services to BidGive International, Inc. to launch our proprietary "BidGive" program offerings in Florida. As such, you have agreed to pay the initial costs of opening the Palm Beach/Boca Raton area and launching BidGive's programs by acquiring retail merchants to participate in the programs. Ron Gardner and his PGI group will assist you with maintaining and expanding operations in Florida.

In exchange for and consideration of the above services, you shall be entitled to receive Ten Thousand (10,000) shares of common stock in BidGive International, Inc.

As part of your fiduciary duty owing to BidGive, you agree to not compete with BidGive, to not divert BidGive business opportunities, and to not solicit any BidGive participants without BidGive's written permission for a period of two (2) years following any termination of this venture.

Terry, we are very excited about this joint venture opportunity and the launch and expansion of BidGive's unique program throughout Florida. We look forward to a long and mutually prosperous relationship. Please sign below and return this original to our offices.

If you have any questions, please do not hesitate to contact Michael Jacobson or myself.

Sincerely,

/s/ Jim Walker
President

Acknowledged, Accepted and Agreed:

/s/ Terry Byer